UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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MYLAN LABORATORIES INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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September 14, 2005
Dear Shareholder:
      You are cordially invited to attend the 2005 Annual Meeting of Shareholders of Mylan Laboratories Inc., which will be held at 11:00 a.m. (Eastern time) on Friday, October 28, 2005, at the Hilton Garden Inn, 1000 Corporate Drive, in Canonsburg, Pennsylvania. Details about the business to be conducted at the Annual Meeting are described in the accompanying Notice of Annual Meeting and Proxy Statement.
      It is important that your shares be represented at the Annual Meeting, regardless of the number of shares you own. Whether or not you currently plan to attend, you can ensure that your shares are represented and voted at the Annual Meeting by promptly signing, dating and returning the enclosed proxy card. A return envelope, which requires no additional postage if mailed in the United States, is enclosed for your convenience. Alternatively, you may vote over the Internet or by telephone by following the instructions set forth on the enclosed proxy card.
      We look forward to seeing you at the Annual Meeting.

Sincerely,

Robert J. Coury
Vice Chairman and Chief Executive Officer

*IMPORTANT NOTICE REGARDING ADMISSION TO THE MEETING*
IF YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE NOTE THAT SPACE LIMITATIONS MAKE IT NECESSARY TO LIMIT ATTENDANCE TO SHAREHOLDERS AND ONE GUEST PER SHAREHOLDER. EACH SHAREHOLDER AND GUEST WILL BE ASKED TO PRESENT VALID PHOTO IDENTIFICATION, SUCH AS A DRIVER’S LICENSE OR PASSPORT.
IN ADDITION, EACH SHAREHOLDER MUST PRESENT HIS OR HER ADMISSION TICKET, WHICH IS THE BOTTOM PORTION OF THE ENCLOSED PROXY CARD. PLEASE TEAR OFF THE TICKET AT THE PERFORATION. ONE ADMISSION TICKET WILL PERMIT TWO PERSONS TO ATTEND.
IF YOU ARE A SHAREHOLDER, BUT DO NOT OWN SHARES IN YOUR OWN NAME, YOU MUST BRING PROOF OF OWNERSHIP (E.G., A CURRENT BROKER’S STATEMENT) IN ORDER TO BE ADMITTED TO THE MEETING.
ADMISSION TO THE MEETING WILL BE ON A FIRST-COME, FIRST-SERVED BASIS. REGISTRATION WILL BEGIN AT 10:00 A.M., AND SEATING WILL BEGIN AT 10:30 A.M.
CAMERAS OR OTHER PHOTOGRAPHIC EQUIPMENT, AUDIO OR VIDEO RECORDING DEVICES AND OTHER ELECTRONIC DEVICES WILL NOT BE PERMITTED AT THE MEETING.

MYLAN LABORATORIES INC.
1500 Corporate Drive
Canonsburg, PA 15317
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
       The 2005 Annual Meeting of Shareholders of Mylan Laboratories Inc. (the “Company”) will be held at the Hilton Garden Inn, 1000 Corporate Drive, Canonsburg, Pennsylvania on Friday, October 28, 2005, at 11:00 a.m. (Eastern time), for the following purposes:

•	to elect nine directors, each for a term of one year;

•	to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2006; and

•	to consider and act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.
      Shareholders of record of the Company’s common stock at the close of business on August 1, 2005 are entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof. We will make available at the Annual Meeting a complete list of shareholders entitled to vote at the Annual Meeting.

By order of the Board of Directors,

Roger L. Foster
Senior Vice President, General
Counsel and Corporate Secretary
September 14, 2005
PLEASE PROMPTLY SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE, OR VOTE OVER THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS SET FORTH ON THE ENCLOSED PROXY CARD. IF YOU ATTEND THE ANNUAL MEETING AND WISH TO VOTE IN PERSON, YOU WILL BE ABLE TO DO SO AND YOUR VOTE AT THE ANNUAL MEETING WILL REVOKE ANY PROXY YOU MAY SUBMIT.

i

MYLAN LABORATORIES INC.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
October 28, 2005

VOTING RIGHTS, PROXIES AND SOLICITATION
General
      We are furnishing this Proxy Statement to shareholders of Mylan Laboratories Inc., a Pennsylvania corporation (“Mylan” or the “Company”), in connection with the solicitation of proxies by our Board of Directors for use at our 2005 Annual Meeting of Shareholders (the “Annual Meeting”) and at any adjournment or postponement thereof. The Annual Meeting is scheduled to be held on Friday, October 28, 2005, at 11:00 a.m. (Eastern time), at the Hilton Garden Inn, 1000 Corporate Drive, Canonsburg, Pennsylvania, for the purposes set forth in the accompanying Notice of Annual Meeting. We are mailing this Proxy Statement and the enclosed proxy card to shareholders on or about September 16, 2005.
      Our Board of Directors has fixed the close of business on August 1, 2005 (the “Record Date”) as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. As of the close of business on the Record Date, there were 218,624,033 shares of our common stock, par value $.50 per share (“Common Stock”), outstanding and entitled to vote. Each share of Common Stock is entitled to one vote on each matter properly brought before the Annual Meeting.
Quorum
      Holders of a majority of the outstanding shares of our Common Stock entitled to vote on the Record Date must be present in person or represented by proxy to constitute a quorum. Proxies marked as abstaining and proxies returned by brokers as “non-votes” because they have not received voting instructions from the beneficial owners of the shares will be treated as shares present for purposes of determining the presence of a quorum.
Voting
      You may vote by proxy either by signing, dating and returning the enclosed proxy card, or over the Internet or by telephone by following the instructions set forth on the enclosed proxy card.
      If you vote by proxy, the individuals named on the enclosed proxy card will vote your shares in the manner you indicate. If you do not specify voting instructions, then the proxy will be voted in accordance with recommendations of the Board of Directors, as described in this Proxy Statement. If any other matter properly comes before the Annual Meeting, the designated proxies will vote on that matter in their discretion.
      If your shares are held in the name of a brokerage firm, bank nominee or other institution, please sign, date and mail the enclosed instruction card in the enclosed postage-paid envelope or contact your broker, bank nominee or other institution to determine whether you will be able to vote over the Internet or by telephone.
      If you come to the Annual Meeting to cast your vote in person and you are holding your shares in a brokerage account or through a bank or other nominee (“street name”), you will need to bring a legal proxy obtained from your broker, bank or nominee which will authorize you to vote your shares in person.
      Your vote is important. We encourage you to sign and date your proxy card and return it in the enclosed postage-paid envelope, or vote over the Internet or by telephone, so that your shares may be represented and voted at the Annual Meeting.

Revoking a Proxy
      You may revoke your proxy at any time before it is voted by submitting another properly executed proxy showing a later date, by filing a written notice of revocation with the Secretary of Mylan at the address shown on the cover page, by casting a new vote over the Internet or by telephone, or by voting in person at the Annual Meeting.
Votes Required

Election of Directors
      You may vote either “FOR” or “WITHHOLD” with respect to each nominee for the Board. Directors are elected by plurality voting, which means that the nine director nominees who receive the highest number of votes will be elected to the Board. Votes of “WITHHOLD” and broker non-votes, if any, will have no effect on the outcome of the election of directors.

Ratification of Selection of Deloitte & Touche LLP as Our Independent Registered Public Accounting Firm
      Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2006, requires the affirmative vote of a majority of the votes cast by all shareholders entitled to vote. If this selection is not ratified by our shareholders, the audit committee will reconsider its recommendation. Abstentions and broker non-votes, if any, will have no effect on the outcome of the vote on this proposal.
Proxy Solicitation
      Mylan will bear the entire cost of this solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement and any additional materials furnished by our Board of Directors to our shareholders. Proxies may be solicited without additional compensation by directors, officers and employees of Mylan and its subsidiaries. Copies of solicitation material will be furnished to brokerage firms, banks and other nominees holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to these beneficial owners. If asked, we will reimburse these persons for their reasonable expenses in forwarding the solicitation material to the beneficial owners. The original solicitation of proxies by mail may be supplemented by telephone, telegram, facsimile, Internet and personal solicitation by our directors, officers or other regular employees. In addition, the Company has retained Morrow & Co., Inc. to assist in soliciting proxies at a cost of approximately $25,000 plus expenses.
ITEM 1 — ELECTION OF DIRECTORS
      Mylan’s Board of Directors currently consists of nine members. Laurence S. DeLynn is retiring from the Board at the Annual Meeting and is not standing for re-election. All nominees listed below have previously been elected as directors by shareholders, except Neil Dimick, who is standing for election for the first time and was recommended by a third-party search firm specializing in identifying director candidates. Our directors are elected to serve for a one-year term and until his or her successor is duly elected and qualified. Each of the nine nominees listed below has consented to act as a director of Mylan if elected. If, however, a nominee is unavailable for election, proxy holders will vote for another nominee proposed by the Board or, as an alternative, the Board may reduce the number of directors to be elected at the Annual Meeting.

Director Nominees
      Information about each director nominee is set forth below, including the nominee’s principal occupation and business experience, other directorships, age and tenure on the Company’s Board.

		Director	Principal Occupation and Business Experience; Other
Nominee	Age	Since	Directorships

Milan Puskar	71	1976	Chairman of the Board of Mylan (since 1993); CEO of Mylan (1993-2002); President of Mylan (1976-2000); Vice Chairman of Mylan (1980-1993); Vice President and General Manager of the Cincinnati division of ICN Pharmaceuticals Inc., a specialty pharmaceutical company now known as Valeant Pharmaceuticals International (1972-1975); various positions with Mylan Pharmaceuticals Inc., now a wholly-owned subsidiary of the Company, including Secretary-Treasurer and Executive Vice President (1961-1972); Director of Centra Bank, Inc.
Robert J. Coury	44	2002	Vice Chairman of the Board of Mylan (since March 2002) and Chief Executive Officer of Mylan (since September 2002); founder, Chief Executive Officer and principal owner of Coury Consulting, L.P., a Pittsburgh, Pennsylvania corporate advisory firm (1989-2002).
Wendy Cameron	46	2002	Director and Co-Owner of Cam Land LLC, a harness racing business in Washington, Pennsylvania (since January 2003); Vice President, Divisional Sales & Governmental Affairs, Cameron Coca-Cola Bottling Company, Inc. (1981-1998).
Neil Dimick	56	N/A	Retired; Executive Vice President and Chief Financial Officer of Amerisource Bergen Corporation, a wholesale distributor of pharmaceuticals (2001-2002); Senior Executive Vice President and Chief Financial Officer of Bergen Brunswig Corporation, a wholesale drug distributor (1992-2001); Director of WebMD Corporation, Alliance Imaging, Inc., Thoratec Corporation and Resources Connection, Inc.
Douglas J. Leech, C.P.A.*	51	2000	Chairman, President and Chief Executive Officer of Centra Bank, Inc. and Centra Financial Holdings, Inc. (since 1999); former Chief Executive Officer and President of Huntington Banks West Virginia.
Joseph C. Maroon, M.D.	65	2003	Professor, Heindl Scholar in Neuroscience and Vice Chairman of the Department of Neurosurgery, University of Pittsburgh Medical Center (“UPMC”) and other positions at UPMC (since 1998).

* This and the other C.P.A. distinctions in this Proxy Statement refer to “inactive” status.

		Director	Principal Occupation and Business Experience; Other
Nominee	Age	Since	Directorships

Rodney L. Piatt, C.P.A.*	52	2004	President and owner of Horizon Properties, a real estate and development company (1996-present); President of Corporate Drive Associates Inc. (2000- 2003); Vice Chairman of Community Bank N.A., a publicly-held national bank in Carmichaels, Pennsylvania.
C.B. Todd	71	1993	Retired; President and Chief Operating Officer of Mylan (2001-2002); positions with Mylan in various capacities from 1970 until his initial retirement in 1999, including Senior Vice President (1987-1999), President, Mylan Pharmaceuticals (1991-1999), Senior Vice President, Mylan Pharmaceuticals (1987-1991) and Vice President-Quality Control, Mylan Pharmaceuticals (1978-1987).
Randall L. Vanderveen, Ph.D., B.C.P.P., R.Ph	54	2002	Dean, John Stauffer Decanal Chair, School of Pharmacy, University of Southern California (since September 2005); Dean of the School of Pharmacy and Graduate School of Pharmaceutical Science and Professor of Pharmacy at Duquesne University, Pittsburgh, Pennsylvania (1998-2005); Assistant Dean and Associate Professor at Oregon State University, Portland, Oregon (1988-1998).
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
“FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED ABOVE.
Meetings of the Board
      In fiscal 2005, our Board met 39 times. In addition to meetings of the Board, directors attended meetings of individual Board committees. In fiscal 2005, all of the directors attended at least 75% of the Board meetings and meetings of Board committees of which they were a member. In addition to board and committee meetings, it is the Company’s policy that directors are expected to attend the Annual Meeting. All members of the Board attended the 2004 Annual Meeting of Shareholders.
      Non-management members of the Board meet in executive sessions on a regularly scheduled basis. Neither the Chief Executive Officer nor any other member of management attends such meetings of non-management directors. Milan Puskar, the Chairman of the Board, has been chosen to preside at such executive sessions. For information regarding how to communicate with non-management directors as a group and one or more individual members of the Board, see “Communications with Directors” below.
Board Committees
      The principal standing committees of the Board include the Audit Committee, Compensation Committee and Governance and Nominating Committee. Each such committee operates under a written charter, current copies of which are available on the Company’s corporate website at www.mylan.com under the heading “Corp. Governance.” Copies of the charters are also available in print to shareholders upon request, addressed to Mylan’s Corporate Secretary at 1500 Corporate Drive, Canonsburg, Pennsylvania 15317. The charter of the Audit Committee currently in effect is attached as Annex A to this Proxy Statement.
      Audit Committee and Audit Committee Financial Expert. The Audit Committee’s responsibilities include the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm; reviewing with the independent registered public accounting firm the scope of the audit plan and audit fees; and reviewing the Company’s financial statements and related disclosures. The Committee met six times during fiscal 2005. The Committee is currently comprised of Mr. Leech (Chairman), Mr. DeLynn and Mr. Piatt, all of whom are independent directors, as required by and as defined in audit committee independence standards of the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange (the “NYSE”). The Board has determined that Mr. Leech is an “audit committee financial expert”, as that term is defined in the rules of the SEC.
      Compensation Committee. The Compensation Committee establishes and regularly reviews the Company’s compensation philosophy, strategy, objectives and ethics and determines the compensation payable to the Chief Executive Officer and approves the compensation payable to other executive officers. The Committee also administers the Company’s equity compensation and benefit plans. The Committee met five times during fiscal 2005. The Committee is currently comprised of Mr. DeLynn (Chairman), Ms. Cameron, Dr. Maroon and Mr. Piatt, all of whom are independent directors as defined in the NYSE rules. For additional information, see “Report of the Compensation Committee of the Board of Directors.”
      Governance and Nominating Committee. The Governance and Nominating Committee is responsible for the nomination of candidates for the Board and the oversight of all aspects of the Company’s corporate governance initiatives. The Committee met two times during fiscal 2005. The Committee is currently comprised of Mr. Leech (Chairman), Ms. Cameron and Mr. Piatt, all of whom are independent directors as defined in the NYSE rules.
      For purposes of identifying individuals qualified to become members of the Board, the Committee has adopted the following criteria with regard to traits, abilities and experience that the Board looks for in determining candidates for election to the Board:

•	Directors should be of the highest ethical character and share the values of the Company.

•	Directors should have personal and/or professional reputations that are consistent with the image and reputation of the Company.

•	Each Director should have relevant expertise and experience and be able to offer advice and guidance to the Chief Executive Officer based on that expertise and experience.

•	Each Director should have the ability to exercise sound business judgment.
      In addition, a majority of the members of the Board should be “independent,” not only as that term may be defined legally or mandated by the NYSE rules, but also without the appearance of any conflict in serving as a director. For a director to be considered independent, the Board must determine that he or she does not have any material relationship with the Company, either directly or indirectly (other than in his or her capacity as a director).
      The Committee will consider director candidates properly submitted by shareholders. In considering candidates submitted by shareholders, the Committee will take into consideration the needs of the Board and the qualifications of the candidate, including those traits, abilities and experience identified above. Any submission of a proposed candidate for consideration by the Committee should include the name of the proposing shareholder and evidence of such person’s ownership of Mylan stock, and the name of the proposed candidate, his or her resume or a listing of his or her qualifications to be a director of the Company, and the proposed candidate’s signed consent to be named as a director if recommended by the Committee. Such information will be considered by the Chairman of the Committee, who will present the information on the proposed candidate to the entire Committee.
      Any shareholder recommendation of a proposed candidate must be sent to Mylan’s Corporate Secretary at 1500 Corporate Drive, Canonsburg, Pennsylvania 15317, not later than the earlier of (i) 120 days prior to the anniversary date of the Company’s most recent annual meeting of shareholders or (ii) March 31 of the year in which the annual meeting is to be held.
      The Committee identifies new potential nominees by asking current directors and executive officers to notify the Committee if they become aware of persons, meeting the criteria described above, who would be good candidates for service on the Board. The Committee also, from time to time, may engage firms that specialize in identifying director candidates. As described above, the Committee will also consider candidates recommended by shareholders.
      Once a person has been identified by the Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Committee determines that the candidate warrants further consideration, the Chairman or another member of the Committee will contact the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Committee will request information from the candidate, review the candidate’s accomplishments and qualifications, including in light of any other candidates that the Committee might be considering, and conduct one or more interviews with the candidate. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a shareholder.
Director Independence
      The Board has determined that Wendy Cameron, Laurence S. DeLynn, Douglas J. Leech, C.P.A., Joseph C. Maroon, M.D., Rodney L. Piatt, C.P.A., C.B. Todd, Randall L. Vanderveen Ph.D., B.C.P.P., R.Ph., and Neil Dimick have no material relationships with the Company and concluded that they are, and in the case of Mr. Dimick, upon election, will be, independent directors under the director independence standards of the NYSE. With respect to Mr. Leech and Mr. Piatt, the Board considered their past relationships with the Company, which relationships are no longer in existence, and determined that such past relationships are not material. With respect to Mr. Todd, the Board determined that he is an independent director under the independence standards of the NYSE as of September 1, 2005, the date of the three-year anniversary of the termination of Mr. Todd’s service as an executive of the Company. Mr. Coury and Mr. Puskar are not independent directors due to their present or past service as executives of the Company.
Compensation of Directors
      The Company’s non-employee directors receive $50,000 per year in cash compensation, and are reimbursed for actual expenses relating to meeting attendance. Mr. Puskar receives an additional $200,000 per year for his service as Chairman of the Board. In addition, effective February 10, 2005, non-employee directors (other than Mr. Puskar) receive $1,500 for each Board meeting they attend in person and $1,000 for each Board meeting they attend by telephone (in each case other than meetings held primarily to consider Board compensation). Non-employee directors (other than Mr. Puskar) also received $750 for each Committee meeting they attend in person and $500 for each Committee meeting they attend by telephone, other than (i) Committee meetings held in conjunction with Board meetings, (ii) Committee meetings held primarily to consider Board compensation and (iii) meetings of the Finance Committee or the Executive Committee. Effective January 1, 2005, the Audit Committee Chair receives an additional $10,000 per year, and the Chairs of the Compensation Committee, Governance and Nominating Committee and Compliance Committee each receive an additional $5,000 per year. All such fees are payable quarterly. Non-employee directors are also eligible to receive stock options or other awards under the 2003 Long-Term Incentive Plan (the “2003 Plan”) at the discretion of the full Board of Directors. On July 30, 2004, following the Company’s 2004 Annual Meeting of Shareholders, each non-employee director received an immediately exercisable option to purchase 10,000 shares of Company Common Stock. The exercise price for the stock options was $14.82 per share, which was the fair market value of a share of Company Common Stock on the grant date, as determined in accordance with the 2003 Plan. Directors who are also employees of the Company do not receive any consideration for their services on the Board of Directors.
      Under a service benefit agreement entered into with Mylan in consideration of his service as a director, Mr. DeLynn is entitled to receive $18,000 annually, payable in monthly installments, for a 10-year period beginning on the date on which his service to Mylan ends. Mr. DeLynn is not standing for re-election as a director and, accordingly, his service to Mylan will end upon the election of directors at the Annual Meeting.

Upon his death or at his election, the aggregate amount of any unpaid benefit is payable in a lump sum, discounted to the present value at the per annum rate of 7%.
Code of Ethics; Corporate Governance Principles; Code of Business Conduct and Ethics
      The Board of Directors has adopted a Code of Ethics for the Chief Executive Officer, Chief Financial Officer and Corporate Controller. The Board of Directors also has adopted Corporate Governance Principles as well as a Code of Business Conduct and Ethics applicable to all directors, officers and employees. Current copies of the Code of Ethics, Corporate Governance Principles and Code of Business Conduct and Ethics are posted on the Company’s website at www.mylan.com under the heading “Corp. Governance.” Copies of the Code of Ethics, Corporate Governance Principles and Code of Business Conduct and Ethics are also available in print to shareholders upon request, addressed to Mylan’s Corporate Secretary at 1500 Corporate Drive, Canonsburg, Pennsylvania 15317. The Company intends to post any amendments to or waivers from the Code of Ethics on its website.
ITEM 2 — RATIFICATION OF SELECTION OF DELOITTE & TOUCHE LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      The Audit Committee of our Board has selected Deloitte & Touche LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending March 31, 2006, and has directed that management submit the selection of Deloitte & Touche LLP as our independent registered public accounting firm for ratification by the shareholders at the Annual Meeting. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting and will be available to respond to appropriate questions from our shareholders and will be given an opportunity to make a statement if he or she desires to do so.
      Shareholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm is not required by our by-laws or otherwise. However, the Audit Committee is submitting the selection of Deloitte & Touche LLP to shareholders for ratification as a matter of good corporate governance. If shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered public accountants at any time during the year if they determine that such a change would be in the best interests of Mylan and its shareholders.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
“FOR” RATIFICATION OF THE SELECTION OF
DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM.
Independent Registered Public Accounting Firm’s Fees
      Deloitte & Touche LLP served as Mylan’s independent registered public accounting firm during fiscal 2004 and fiscal 2005, and no relationship exists other than the usual relationship between independent registered public accounting firm and client. Details about the nature of the services provided by, and the fees the Company paid to, Deloitte & Touche LLP for such services during fiscal 2005 and 2004 are set forth below.

	Fiscal 2005	Fiscal 2004

Audit Fees(1)	$895,451	$440,000
Audit-Related Fees(2)	$1,029,772	$83,000
Tax Fees(3)	$141,032	$276,000
All Other Fees(4)	—	$1,129,000

Total Fees	$2,066,255	$1,928,000

(1)	Audit fees in fiscal 2005 included fees relating to compliance with Sarbanes–Oxley Act of 2002, primarily Section 404, not required in fiscal 2004.

(2)	Audit-related fees in fiscal 2005 and 2004 related to audits and other services related to the Company’s employee benefit plans, statutory audit requirements and SEC filings. Additionally, audit-related fees for fiscal 2005 included fees relating to the Company’s planned acquisition of King Pharmaceuticals, Inc., which was announced in July 2004, but terminated in February 2005.

(3)	Tax fees in fiscal 2005 and 2004 related primarily to tax return preparation and tax compliance support services.

(4)	All other fees in fiscal 2004 related primarily to assistance in preparing for our enterprise resource planning (ERP) system initiative and our quality assurance and compliance system.
Audit Committee Pre-Approval Policy
      The Audit Committee has adopted a policy regarding pre-approval of audit, audit-related, tax and other services that the independent registered public accounting firm may perform for the Company. Under the policy, the Audit Committee must pre-approve on an individual basis any requests for audit, audit-related, tax and other services not covered by certain services that are pre-approved annually by the Audit Committee. The policy also prohibits the engagement of the independent registered public accounting firm for non-audit related financial information systems design and implementation, for certain other services considered to have an impact on independence and for all services prohibited by the Sarbanes-Oxley Act of 2002. All services performed by Deloitte & Touche LLP during fiscal 2004 and 2005 were pre-approved by the Audit Committee in accordance with its policy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Security Ownership of Directors, Nominees and Executive Officers
      The following table sets forth information regarding the beneficial ownership of our Common Stock as of September 1, 2005 by our Named Executive Officers, by our directors and nominees, and by all directors, nominees and executive officers of the Company as a group (based on 214,661,195 shares of Common Stock outstanding as of such date). For purposes of this table, and in accordance with the rules of the SEC, shares are considered “beneficially owned” if the person directly or indirectly has sole or shared power to vote or direct the voting of the securities or has sole or shared power to dispose of or direct the disposition of the securities. A person is also considered to beneficially own shares that he or she has the right to acquire within 60 days after September 1, 2005.

	Number of Shares	Percent
Name	of Common Stock	of Class

Edward J. Borkowski, C.P.A.(1)	383,838	*
Wendy Cameron(2)	124,375	*
Robert J. Coury(3)	1,617,239	*
Louis J. DeBone(4)	1,252,611	*
Laurence S. DeLynn(5)	610,375	*
Neil Dimick	—	—
Douglas J. Leech, C.P.A.(6)	144,437	*
Joseph C. Maroon, M.D.(7)	55,000	*
John P. O’Donnell, Ph.D.(8)	748,087	*
Rodney L. Piatt, C.P.A.(9)	16,000	*
Milan Puskar(9)	5,337,602	2.5%
C.B. Todd(10)	934,033	*
Randall L. Vanderveen, Ph.D., B.C.P.P., R.Ph.(11)	116,875	*
Stuart A. Williams, Esq.(12)	547,144	*
All directors, nominees and executive officers as a group (25 persons)(13)	14,304,835	6.5%

*	Less than 1%.

(1)	Consists of: (i) 45,000 shares of restricted stock granted under the Company’s 2003 Long-Term Incentive Plan; (ii) 337,500 shares issuable pursuant to options that may be exercised within 60 days; and (iii) 1,338 shares held in Mr. Borkowski’s 401(k) account.

(2)	Includes 116,875 shares issuable pursuant to options that may be exercised within 60 days.

(3)	Consists of: (i) 247,500 shares of restricted stock granted under the Company’s 2003 Long-Term Incentive Plan; (ii) 1,366,875 shares issuable pursuant to options that may be exercised within 60 days; and (iii) 2,864 shares held in Mr. Coury’s 401(k) account.

(4)	Includes: (i) 90,000 shares of restricted stock granted under the Company’s 2003 Long-Term Incentive Plan; (ii) 1,113,750 shares issuable pursuant to options that may be exercised within 60 days; (iii) 12,586 shares held in Mr. DeBone’s 401(k) account; and (iv) 2,525 shares held by Mr. DeBone’s wife.

(5)	Includes 206,875 shares issuable pursuant to options that may be exercised within 60 days.

(6)	Includes 139,375 shares issuable pursuant to options that may be exercised within 60 days; Mr. Leech disclaims beneficial ownership of 59,062 of such shares, the economic interest of which he has transferred pursuant to a trust agreement.

(7)	Consists of shares issuable pursuant to options that may be exercised within 60 days.

(8)	Includes: (i) 45,000 shares of restricted stock granted under the Company’s 2003 Long-Term Incentive Plan; (ii) 691,875 shares issuable pursuant to options that may be exercised within 60 days; and (iii) 4,537 shares held in Dr. O’Donnell’s 401(k) account.

(9)	Includes 10,000 shares issuable pursuant to options that may be exercised within 60 days.

(10)	Includes: (i) 332,202 shares issuable pursuant to options that may be exercised within 60 days (including options with respect to 29,702 shares held by Mr. Todd’s wife); and (ii) 1,654 shares held by Mr. Todd’s wife.

(11)	Consists of shares issuable pursuant to options that may be exercised within 60 days.

(12)	Includes: (i) 45,000 shares of restricted stock granted under the Company’s 2003 Long-Term Incentive Plan; and (ii) 466,875 shares issuable pursuant to options that may be exercised within 60 days.

(13)	See notes (1) through (12). Also includes: (i) an additional 1,798,475 shares issuable pursuant to options that may be exercised within 60 days; and (ii) an additional 38,277 shares held in the other executive officers’ 401(k) accounts.
Security Ownership of Certain Beneficial Owners
      The following table lists the names and addresses of the only shareholders known to management to own beneficially more than five percent of our Common Stock as of September 1, 2005:

	Amount of		Percent of
Name and Address of Beneficial Owner	Beneficial Ownership		Class

UBS Global Asset Management (Americas) Inc.	16,217,333	(1)	7.6%
One North Wacker Drive Chicago, IL 60606
Lord, Abbett & Co. LLC	14,720,619	(2)	6.9%
90 Hudson Street Jersey City, NJ 07302

(1)	As reported in Forms 13F filed by UBS Global Asset Management (Americas) Inc. (“UBS”) and its affiliated funds with the SEC for the quarter ended June 30, 2005. Pursuant to such Forms 13F, UBS and its affiliated funds have, in the aggregate, sole voting power over 13,963,152 shares and no voting power over 2,254,181 shares, and have, in the aggregate, sole dispositive power over 2,371,602 shares and shared dispositive power over 13,845,731 shares. The most recent Schedule 13G filed by UBS and its affiliated funds, UBS Americas Inc. and UBS AG, dated February 14, 2005, reported beneficial ownership, in the aggregate, of 21,128,512 shares, with sole voting power over 14,359,784 shares, shared voting power over no shares, sole dispositive power over 221,950 shares and shared dispositive power over 20,906,562 shares.

(2)	As reported in Form 13F filed by Lord, Abbett & Co. LLC (“Lord, Abbett”) with the SEC for the quarter ended June 30, 2005. Lord, Abbett has sole voting and sole dispositive power over all 14,720,619 shares and does not have shared voting or shared dispositive power over any shares.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file with the SEC within specified due dates reports of ownership and reports of changes of ownership of our Common Stock and our other equity securities. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based on reports and written representations furnished to us by these persons, we believe that all of our directors and executive officers complied with these filing requirements during fiscal 2005, except that a Form 4 to report a transfer by Mr. Leech on December 7, 2004 of the economic benefit in certain stock options was inadvertently not filed until February 3, 2005.

EXECUTIVE OFFICERS
      The names, ages and positions of our executive officers as of September 1, 2005, are as follows:

Robert J. Coury	44	Vice Chairman and Chief Executive Officer
Edward J. Borkowski, C.P.A.	46	Chief Financial Officer
Louis J. DeBone	59	President and Chief Operating Officer
Mark W. Fitch	56	Vice President, Manufacturing Operations and Executive Vice President-Operations, Mylan Pharmaceuticals Inc.
Roger L. Foster, Esq.	59	Senior Vice President, General Counsel and Corporate Secretary
Sharad K. Govil, Ph.D.	50	Vice President; and President, Mylan Technologies Inc.
David L. Kennedy, Esq.	51	Vice President of Corporate Taxation
Harry A. Korman	48	Vice President; and President, Mylan Pharmaceuticals, Inc.
Michael Marquard	56	Vice President; and President, Mylan Bertek Pharmaceuticals Inc.
John P. O’Donnell, Ph.D.	59	Chief Scientific Officer
Frank R. Sisto	57	Vice President of Regulatory Affairs
Gary E. Sphar, C.P.A.	51	Vice President and Corporate Controller
David B. Springgate	45	Vice President of Information Technology
Patricia Sunseri	66	Senior Vice President
Collette Taylor, Esq.	42	Vice President of Human Resources
Stuart A. Williams, Esq.	51	Chief Legal Officer
      See “Item 1 — Election of Directors — Director Nominees” for a description of the recent business experience of Mr. Coury.
      Mr. Borkowski has served as Mylan’s Chief Financial Officer since March 2002. Prior to joining Mylan, beginning in 1999, he was employed by the Consumer Healthcare Group of Pharmacia Corporation, a pharmaceutical company that merged with Pfizer in 2003, where he served as Assistant Vice President, North American Finance and Administration and later as Vice President, Global Finance and Information Technology. He served in various finance positions for Wyeth, a company specializing in pharmaceuticals, consumer health care products, and animal health care products (then known as American Home Products Corporation), from 1992 to 1999.
      Mr. DeBone began his employment with Mylan in 1976. Prior to assuming his present positions as President and Chief Operating Officer in 2002, he served as Senior Vice President of Mylan and President of Mylan Pharmaceuticals Inc. from 1999 to 2002. Mr. DeBone has also served at Mylan Pharmaceuticals Inc. as Vice President-Operations, Vice President-Quality Control and from 1976 until 1986 as Director of Manufacturing.
      Mr. Fitch joined Mylan in 1997. Prior to assuming his present positions, in 2002, as Vice President, Manufacturing Operations and Executive Vice President-Operations, Mylan Pharmaceuticals Inc., he served as Vice President-Operations, Mylan Pharmaceuticals Inc. Prior to joining Mylan, Mr. Fitch held senior manufacturing management positions at Knoll Pharmaceutical Co., a U.S. subsidiary of BASF Pharma, and Schering-Plough Corp., a worldwide research-based pharmaceutical company.
      Mr. Foster has been employed by Mylan since 1984. Prior to assuming his present positions as Senior Vice President and General Counsel in February 2003, he served as Director of Legal Services and as Director of Governmental Affairs and Regulatory Affairs. Mr. Foster became Corporate Secretary in February 2001.
      Dr. Govil joined Mylan in 1992. Prior to assuming his present positions as Vice President of Mylan in July 2002 and President of Mylan Technologies Inc., a wholly-owned subsidiary of the Company, in October

2001, he served in various senior management positions for Mylan Technologies Inc. including Vice President, Pharmaceutical Development, Vice President and General Manager and Executive Vice President and General Manager.
      Mr. Kennedy has been employed by Mylan since April 2003 as Vice President of Corporate Taxation. Prior to joining Mylan, Mr. Kennedy served as the Vice President and General Tax Counsel of ArvinMeritor Inc., a worldwide automotive manufacturer and supplier, from July 2000 to April 2003, before which he served as General Tax Counsel of Meritor Automotive Inc. (which merged with Arvin Industries Inc. in 2000 to form ArvinMeritor) since October 1997.
      Mr. Korman joined Mylan in 1996. Prior to assuming his present position as President of Mylan Pharmaceuticals Inc. in May 2005, Mr. Korman served as President of UDL Laboratories, Inc. (“UDL”), a wholly-owned subsidiary of the Company, since January 2001, before which he served as Vice President of Sales and Marketing of Mylan Pharmaceuticals from 1997 to December 2000. Mr. Korman became Vice President of Mylan in January 2001. Mr. Korman began working at UDL in 1988, serving as Vice President of Sales until 1996 when Mylan acquired UDL.
      Mr. Marquard has been employed by Mylan since June 2004. Prior to assuming his positions as Vice President of Mylan, and President of Mylan Bertek Pharmaceuticals Inc., a wholly-owned subsidiary of the Company, in June 2004, he served as Wyeth’s Senior Vice President of U.S. Sales since 1996, and a member of the U.S. management team and Wyeth’s Pharmaceutical business unit global leadership team.
      Dr. O’Donnell has been employed by Mylan since 1983. Prior to assuming his present position in April 2002 as Chief Scientific Officer, he served as Executive Vice President, Research and Development and Quality Assurance from January 2001 to April 2002. He served as Vice President of Research and Development and Quality Assurance from 1991 to December 2000, and prior to 1991 he was Executive Director of Research and Development for Mylan Pharmaceuticals Inc.
      Mr. Sisto has served as Mylan’s Vice President of Regulatory Affairs since 2003. From 1995 to 2003, he held various positions with Mylan Pharmaceuticals Inc., including Executive Director, Vice President and Executive Vice President. Prior to joining Mylan, Mr. Sisto held various positions in regulatory affairs at Glaxo Inc., A.H. Robins Co. and Bristol Laboratories.
      Mr. Sphar has been employed in various accounting and finance positions by Mylan since 1992. Prior to assuming his present positions as Vice President and Corporate Controller in March 2002, he served as Vice President-Finance of Mylan Pharmaceuticals Inc. starting in January 2001. Prior to 2001, he served as Director of Corporate Finance of Mylan.
      Mr. Springgate joined Mylan in July 2003 as Vice President of Information Technology, before which he was a management consultant with Deloitte & Touche from July 2002 to July 2003. From July 2001 to July 2002, he served as the Chief Financial Officer and Chief Information Officer for MPI Research, a preclinical contract research organization, and from July 1998 to July 2001, he was the President of eCaribou, Inc., a software enterprise.
      Ms. Sunseri has been employed by Mylan since 1989. Prior to assuming her present position as Senior Vice President of Public Relations in 2003, she served as Senior Vice President of Investor and Public Relations from 2001 to 2003, and as Vice President of Investor and Public Relations from 1989 to 2001.
      Ms. Taylor has been employed by Mylan since March 2004 as Vice President of Human Resources. Prior to joining Mylan, Ms. Taylor led the human resources and administrative functions at Golin/ Harris International, a Chicago-based global public relations company, from 1993 to 2003. From 1989 to 1993, she served as Vice President of Human Resources for the Chicago-based LIT America, a futures and options trading firm.
      Mr. Williams has served as Mylan’s Chief Legal Officer since March 2002. From 1999 to March 2002, he was a member of the law firm of DKW Law Group, PC, formerly known as Doepkin Keevican & Weiss, Pittsburgh, Pennsylvania. Prior to his affiliation with DKW Law Group, he was a partner with the law firm of Eckert Seamans Cherin & Mellott.

      No family relationships exist between any of the above executive officers. Officers of Mylan who are appointed by the Board of Directors can be removed by the Board of Directors, and officers appointed by the Vice Chairman and Chief Executive Officer can be removed by him.
EXECUTIVE COMPENSATION
Summary Compensation Table
      The following table sets forth information regarding the compensation earned by our Chief Executive Officer and the four other most highly compensated individuals who served as executive officers of Mylan at the end of fiscal 2005 (collectively, the “Named Executive Officers”) for each of the Company’s last three completed fiscal years:

		Annual Compensation					Long-Term Compensation

							Restricted	Securities
	Fiscal				Other Annual		Stock	Underlying	All Other
Name and Principal Position	Year	Salary		Bonus	Compensation		Awards(1)	Options	Compensation(2)

Robert J. Coury	2005	$1,300,000		$1,300,000	$213,184	(4)	—	—	$28,972
Vice Chairman and Chief	2004	$1,100,008		$2,000,000	—		$6,150,375	—	$27,220
Executive Officer	2003	$623,100	(3)	$1,800,000	$58,608	(5)	—	1,350,000	$10,800
Edward J. Borkowski, C.P.A.	2005	$343,470		$400,000	$78,015	(4)	—	—	$28,473
Chief Financial Officer	2004	$325,000		$350,000	—		$1,118,250	—	$24,920
	2003	$300,000		$300,000	$176,242	(6)	—	—	$10,983
Louis J. DeBone	2005	$750,048		$650,000	$63,055	(4)	—	—	$20,572
President and Chief	2004	$600,028		$625,000	—		$2,236,500	—	$19,320
Operating Officer	2003	$462,000		$625,000	—		—	675,000	$18,800
John P. O’Donnell, Ph.D.	2005	$386,953		$400,000	—		—	—	$25,087
Chief Scientific Officer	2004	$350,012		$375,000	—		$1,118,250	—	$24,120
	2003	$350,000		$350,000	—		—	450,000	$23,100
Stuart A. Williams, Esq.	2005	$436,938		$425,000	—		—	—	$28,618
Chief Legal Officer	2004	$400,036		$425,000	—		$1,118,250	—	$28,420
	2003	$350,000		$850,000	—		—	—	$13,300

(1)	The shares of restricted stock issued to the Named Executive Officers vest generally on August 21, 2006. The number and value of the restricted shares held as of March 31, 2005 were: Robert J. Coury: 247,500/ $4,385,700; Edward J. Borkowski: 45,000/ $797,400; Louis J. DeBone: 90,000/ $1,594,800; John P. O’Donnell: 45,000/ $797,400; and Stuart A. Williams: 45,000/ $797,400. The officers receive dividends paid on these shares.

(2)	For fiscal 2005, consists of $8,272 accrued under the Company’s Supplemental Health Insurance Program for each Names Executive Officer, and contributions to the Mylan Laboratories Inc. Profit Sharing 401(k) Plan for Mr. Coury ($20,700), Mr. Borkowski ($20,201), Mr. DeBone ($12,300), Dr. O’Donnell ($16,815) and Mr. Williams ($20,346).

(3)	Mr. Coury joined the Company as Chief Executive Officer in September 2002.

(4)	Includes: (i) $131,384, $46,958 and $46,949, attributable to personal use of the corporate aircraft by Messrs. Coury, Borkowski and DeBone, respectively; and (ii) $56,988 in gross-up payments made on behalf of Mr. Coury in respect of income tax liabilities incurred with respect to personal use of corporate aircraft. For fiscal 2005, the value of the personal use of corporate aircraft was based on the aggregate incremental cost to Mylan determined by reference to variable operating costs (including fuel costs, maintenance costs, landing, ramp/park fees, and other miscellaneous variable trip related costs).

(5)	Includes $55,210 relating to personal use of the corporate aircraft. This amount was calculated using the Standard Industry Fare Level (SIFL) formula established by the Internal Revenue Service. The amount reported in the Company’s 2004 proxy statement for Mr. Coury’s fiscal 2003 “Other Annual Compensation” (i.e., $57,103) has been revised to include health care benefits.

(6)	Includes a payment of $170,826 for relocation expenses.
Option/SAR Grants in Fiscal 2005
      No grants of stock options or stock appreciation rights were made to any of the Named Executive Officers in fiscal 2005.
Aggregated Option Exercises in Fiscal 2005 and Fiscal Year-End Option Values
      The following table shows: (i) the number of shares of Common Stock acquired by each Named Executive Officers upon the exercise of Company stock options during fiscal 2005, (ii) the aggregate dollar value realized by each Named Executive Officer upon such exercise, (iii) the number of all exercisable and unexercisable stock options held by each Named Executive Officer at the end of fiscal 2005 and (iv) the value of all such options that were “in-the-money” (i.e., the market price of the Common Stock was greater than the exercise price of the options) at the end of fiscal 2005.

	Number of		Number of Shares	Value of Unexercised
	Shares		Underlying Unexercised	In-the-Money
	Acquired	Value	Options at End of Fiscal 2005	Options at End of Fiscal 2005
Name	on Exercise	Realized	Exercisable/Unexercisable	Exercisable/Unexercisable(1)

Robert J. Coury	—	—	1,366,875/0	$5,139,922/$0
Edward J. Borkowski, C.P.A.	—	—	337,500/0	$1,361,981/$0
Louis J. DeBone	—	—	1,113,750/0	$6,878,295/$0
John P. O’Donnell, Ph.D.	—	—	691,875/0	$4,058,978/$0
Stuart A. Williams, Esq.	—	—	466,875/0	$1,906,275/$0

(1)	Calculated based on the closing market price of the Common Stock of $17.72 on March 31, 2005, less the amount required to be paid upon exercise of the option.
Employment and Retirement Agreements and Change of Control Arrangements
      Employment Agreements. The Company entered into an employment agreement with Mr. Coury in 2002, and such agreement was modified in December 2003. The Company entered into new employment agreements with the other Named Executive Officers in July 2004. Each agreement provides for the payment of a minimum base salary (and under Mr. Coury’s original agreement, increases in base salary of $200,000 for each subsequent year during the contract term), as well as eligibility to receive a discretionary bonus and fringe benefits of employment as are customarily provided to senior executives of the Company. Mr. Coury’s agreement also provides for a guaranteed bonus. Unless earlier terminated, extended or renewed, the agreements with Mr. Coury and Dr. O’Donnell expire on March 31, 2007, and the agreements with Mr. Borkowski, Mr. DeBone and Mr. Williams expire on December 31, 2006, September 1, 2006 and June 1, 2006, respectively. Each agreement contains customary non-competition and non-solicitation provisions. If an executive resigns for good reason or is discharged by the Company without cause or if the term of employment is not extended or renewed on terms mutually acceptable to the executive and the Company, the executive would be entitled to receive a lump sum severance payment in an amount equal to one (in the case of Mr. Borkowski, Mr. DeBone and Dr. O’Donnell) or two (in the case of Mr. Williams) times the sum of the executive’s then current base salary plus the “prior bonus” (as defined below), as well as continued participation in certain compensation and employee benefit plans. Under the employment agreements, “prior bonus” is defined as the higher of (i) the average of the annual bonuses paid to the executive in the three fiscal years prior to his separation from the Company or (ii) the annual bonus applicable for the prior fiscal year.

      If Mr. Coury’s employment is terminated by the Company without cause or if Mr. Coury terminates his employment for good reason, Mr. Coury would be entitled under his employment agreement to (i) a cash lump sum severance payment equal to two (2) times his then current minimum base salary plus the annual bonus applicable for that year, plus (ii) the continuation of his then current minimum base salary plus the annual bonus (determined under his employment agreement), as well as continued participation in certain employee benefit plans, for the remainder of the contract period. In the event the term of his employment is not extended or renewed due to the inability of Mr. Coury and the Company to agree to mutually acceptable terms, Mr. Coury would be entitled to receive a cash lump sum severance payment equal to two (2) times the sum of his then current minimum base salary plus the annual bonus applicable for the year in which his contract expires, as well as continued participation in certain employee benefit plans for a period of two years. If Mr. Coury resigns without good reason after the first thirty-six (36) months of the term of his employment agreement, he would be entitled to continue to receive his minimum base salary plus the annual bonus (as determined under the employment agreement) and shall continue to participate in employee benefit plans for a period of twenty-four (24) months.
      In the event the executive becomes entitled to severance under his transition and succession agreement (discussed below), no severance would be payable under the executive’s employment agreement.
      Transition and Succession Agreements. Mylan also entered into transition and succession agreements with each of the Named Executive Officers in December 2003, which were modified in December 2004. Under the terms of these transition and succession agreements, both Mr. Coury’s and Mr. Williams’ employment terminates upon a change of control, with each becoming entitled to receive a severance payment equal to the higher of (a) the compensation and benefits payable under his employment agreement as if the change of control were deemed to be a termination without cause under the employment agreement and (b) a lump sum severance payment in an amount equal to four (in the case of Mr. Coury) or three (in the case of Mr. Williams) times the sum of base salary and highest bonus determined under the employment agreement, and the continuation of health and insurance benefits for a period of three years.
      The transition and succession agreements for each of Messrs. Borkowski and DeBone and Dr. O’Donnell provide that if the executive’s employment is terminated other than for cause or if the executive terminates his employment voluntarily for good reason, in each case within two years following the occurrence of a change of control, or for any reason within 90 days following the first anniversary of a change of control, the executive would become entitled to receive a severance payment equal to the higher of (a) the compensation and benefits payable under his employment agreement as if the change of control were deemed to be a termination without cause under the employment agreement and (b) a lump sum severance payment in an amount equal three times the sum of base salary and highest bonus paid to the executive under the employment agreement or the transition and succession agreement, and the continuation of health and insurance benefits for a period of three years. The transition and succession agreements for each of the Named Executive Officers also provides for a gross-up payment for any excise tax on “excess parachute payments.”
      Retirement Benefit Agreements. In December 2004, the Company entered into Retirement Benefit Agreements (“RBAs”) with each of Messrs. Coury, Borkowski and Williams (each an “Executive”), in furtherance of the obligations contained in their respective employment agreements. The Company also entered into Amended Retirement Benefit Agreements (the “Amended RBAs”) with each of Mr. DeBone and Dr. O’Donnell. Pursuant to the RBAs, upon retirement following completion of ten or more years of service, Messrs. Borkowski and Williams would each be entitled to receive an annual benefit equal to $150,000 for a period of 15 years, and Mr. Coury would be entitled to receive an annual benefit equal to $400,000 for a period of 15 years (the “Retirement Benefit”). An executive who completes five years of service since his date of hire would be 50% vested in his Retirement Benefit, with an additional 10% of the Retirement Benefit vesting after each full year of service for up to five additional years (the “Partial Benefit”).
      The Retirement Benefit or, if applicable, the Partial Benefit, would generally be payable on a monthly basis commencing on the first day of the seventh month following the month in which the Executive retires, but would generally not commence prior to age 55. However, in the case of death or upon the occurrence of a change of control of the Company, each executive would become fully vested in his Retirement Benefit and would be entitled to receive a lump sum payment equal to the net present value of the Retirement Benefit as soon as practicable following any subsequent termination of employment.
      If an Executive dies while employed by the Company, the Executive’s beneficiary would be entitled to receive a lump sum payment equal to the greater of (i) two times the Executive’s base salary or (ii) the net present value of the Retirement Benefit. If an Executive dies following retirement, the Executive’s beneficiary would be entitled to receive a lump sum payment equal to the net present value of all monthly payments not yet made.
      The retirement benefit agreements which the Company originally entered into with Mr. DeBone and Dr. O’Donnell provided for a retirement benefit of $100,000 per year for ten years, together with a death benefit of $1.25 million in the event of death prior to retirement. The Amended RBAs provide each of these individuals with retirement benefits equal to those contemplated for Messrs. Borkowski and Williams (including extension of payments from ten to fifteen years). The increased benefit will be contingent on Mr. DeBone and Dr. O’Donnell continuing to serve out the remainder of the term under their respective employment agreements (September 1, 2006 in the case of Mr. DeBone and March 31, 2007 in the case of Dr. O’Donnell) or, if earlier, until the occurrence of a change of control.
Compensation Committee Interlocks and Insider Participation
      None of the members of our Compensation Committee has ever been an employee of Mylan, and none of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
      The following Report of the Compensation Committee of the Board of Directors does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates such information by reference.
      Introduction. During fiscal 2005, the Compensation Committee (“Committee”) was comprised of four non-employee directors, Laurence S. DeLynn (Chairman), Wendy Cameron, Rodney L. Piatt, C.P.A. and Joseph C. Maroon, M.D. The Committee has the responsibility, among other things, to determine Chief Executive Officer compensation and approve other executive officer compensation and recommend Board and Board committee compensation, as well as to oversee the issuance of stock options and other awards to eligible participants and review and administer Mylan’s incentive and equity compensation plans.
      Philosophy. The Committee’s compensation policies applicable to Mylan’s executive officers, including the Chief Executive Officer, are to:

•	provide compensation to executive officers at such levels as will enable Mylan to attract and retain individuals of the highest caliber;

•	compensate executive officers in a manner designed to recognize individual, group and company performance; and

•	seek to align the interests of executive officers with the interests of Mylan’s shareholders, with an increased emphasis on pay-for-performance compensation (i.e., linking certain components of compensation to key business metrics), as discussed below.
      Compensation Consultant. The Committee believes that the Company’s executive officers are fairly and competitively compensated, and that the Committee’s policies regarding executive compensation have enabled the Company to attract, retain and motivate highly qualified executive officers. The Committee also believes it is important periodically to review its executive compensation policies in light of, among other things, Mylan’s current business objectives and the Committee’s desire to employ “best practices” in determining executive compensation. Accordingly, during fiscal 2005, the Committee retained the services of a nationally recognized independent executive compensation consultant, who reports directly to the Committee, to (i) assess all aspects of Mylan’s current executive compensation program and to compare such program with a group of companies representative of Mylan’s competition for executive talent (most of the

20 companies selected are in the pharmaceutical industry, but certain other companies were included based on business location and size), and (ii) determine trends in long-term incentive compensation and executive stock ownership.
      The compensation consultant determined that total compensation for Mylan’s senior executives, including the Chief Executive Officer, generally fell within a relatively small variance of the 50th percentile of the competitive group of companies. Such total compensation included base salary, short-term and long-term incentive compensation, benefits and perquisites. The compensation consultant also concluded that the compensation mix was more heavily weighted toward cash compensation in the form of salary and bonus than was the case with the comparator group of companies and that the long-term equity-based compensation for senior executives was below the 50th percentile of the comparator group. Accordingly, the compensation consultant recommended that the Committee review the appropriate mix of compensation to be awarded in future years, while targeting overall executive compensation at approximately the 50th percentile of comparable companies. The compensation consultant also advised the Committee of an increasing trend toward formal stock ownership guidelines applicable to executives.
      In light of this advice, it is the Committee’s intention that a greater portion of future executive compensation be in the form of long-term equity-based compensation and that a substantial portion of this long-term compensation be performance-based. The Committee also intends that, in conjunction with this change in the mix of executive compensation, formal executive stock ownership guidelines be developed and implemented. See the discussion below under “Future Long-Term Incentive Compensation” and “Stock Ownership Guidelines.”
      Components of Fiscal 2005 Executive Compensation. For fiscal 2005, the elements of Mylan’s compensation program consisted of base salary and annual bonus compensation. In view of the restricted stock awards made to executives in fiscal 2004, no long-term compensation (stock options, restricted stock or otherwise) was granted to executives in fiscal 2005, except with respect to two newly-hired executives for whom long-term compensation was granted in the form of stock options, and the Committee does not expect to award any long-term compensation to executive officers identified in the Summary Compensation Table appearing elsewhere in this Proxy Statement (the “Named Executive Officers”) for the current (2006) fiscal year.
      Fiscal 2005 Cash Compensation. The base salaries of executive officers are determined in accordance with the officers’ employment agreements. Executive officers’ annual bonuses were based principally upon various subjective factors such as responsibilities, position and individual performances including such qualities as leadership and implementation of corporate initiatives. See “Employment and Retirement Agreements and Change of Control Arrangements” appearing elsewhere in this Proxy Statement for more information.
      Fiscal 2005 Long-Term Compensation. During fiscal 2005, the Committee made stock option awards under the Company’s 2003 Long-Term Incentive Plan (the “2003 Plan”) to two newly-hired executive officers, but did not make any other long-term incentive grants to executives. The Committee’s primary objectives when making grants under the 2003 Plan are to provide a strong and direct link between an executive officer’s compensation and the interests of shareholders and to encourage executives to continue to focus on the long-term performance of the Company. The number of stock options granted to the two newly-hired executive officers in fiscal 2005 was determined based on the executive officer’s position within the Company and the executive officer’s level of responsibility.
      Fiscal 2005 Compensation of Chief Executive Officer. Robert J. Coury has been serving as Mylan’s Chief Executive Officer since September 1, 2002, pursuant to the terms of an Employment Agreement which was negotiated and entered into at the time Mr. Coury was recruited to serve as Chief Executive Officer. Under Mr. Coury’s Employment Agreement, his annual base salary during fiscal 2005 was $1,300,000.
      Mr. Coury received an annual bonus for fiscal 2005 of $1,300,000 pursuant to the terms of his Employment Agreement. In view of the restricted stock award made to Mr. Coury in fiscal 2004, the Committee did not make any equity awards to Mr. Coury in fiscal 2005 and does not expect to make any equity awards to Mr. Coury for fiscal 2006.

      Future Long-term Incentive Compensation. In view of the advice received by the Committee from its compensation consultant, as discussed above, the Committee intends to revise the structure of executive compensation in future years. Specifically, the Committee intends that:

•	Total compensation for executive officers generally be targeted at approximately the 50th percentile of companies with which Mylan competes for executive talent;

•	Subject to existing contractual requirements with Named Executive Officers (including the Chief Executive Officer) which expire at various times during fiscal 2007, a greater portion of overall executive compensation in future years be in the form of long-term equity-based compensation;

•	A substantial portion of the executives’ long-term equity-based compensation be performance-based (as discussed below); and

•	Apart from fixed base salaries, and subject to existing contractual requirements, there be a greater emphasis on cash compensation that is linked to specific performance criteria.
      It is expected that any long-term compensation awarded will consist of stock options and either performance-based restricted stock or performance-based restricted stock units granted under the 2003 Plan. It is anticipated that stock options will have an exercise price equal to or greater than the fair market value of the Company’s Common Stock on the date of grant and generally will not become fully exercisable prior to the third anniversary of the date of grant. It is also anticipated that the vesting of restricted stock or restricted stock units generally will be based upon continued employment of the grantee as well as upon Mylan’s achievement of one or more performance goals (other than stock price) established by the Committee with respect to a performance period (which is expected to be at least three fiscal years). It is contemplated that the performance goals will meet the exception for performance-based compensation under Section 162(m) of the Internal Revenue Code (“Section 162(m)”), so that any compensation payable in respect of the awards would be fully deductible for federal income tax purposes. For more information on Section 162(m) see “Deductibility Cap on Executive Compensation” below.
      Stock Ownership Guidelines. Based on the advice of its compensation consultant, the Committee also determined that it also intends to implement guidelines that require specified stock ownership levels by executive officers, to be attained within five years of adoption of the guidelines. It is expected that the stock ownership requirements would be expressed as a percentage of base salary for each executive ranging from 300% to 500%. For this purpose, shares actually or beneficially owned by the executive (including restricted shares, restricted stock units and shares held in Mylan’s 401(k) plan), as well as vested option shares, would count toward compliance with these guidelines.
      Deductibility Cap on Executive Compensation. Section 162(m) restricts the deductibility for federal income tax purposes of the compensation paid to the Chief Executive Officer and each of the four other most highly compensated executive officers of a public company for any fiscal year to the extent that such compensation for such executive exceeds $1,000,000 and does not qualify as “performance-based” compensation as defined under Section 162(m). The Board and the Committee have taken actions intended to increase Mylan’s opportunity to deduct compensation paid to executive officers for federal income tax purposes. The Committee intends, to the extent appropriate, to preserve the deductibility of executive compensation without breaching Mylan’s contractual commitments or sacrificing the flexibility needed to recognize and reward desired performance.

BY THE COMPENSATION COMMITTEE:

Laurence S. DeLynn, Chairman
Wendy Cameron
Joseph C. Maroon, M.D.
Rodney L. Piatt, C.P.A.

STOCK PERFORMANCE GRAPH
      Set forth below is a performance graph comparing the cumulative total returns (assuming reinvestment of dividends) for the five fiscal years ended March 31, 2005, of $100 invested on March 31, 2000 in Mylan’s Common Stock, the Standard & Poor’s 500 Composite Index and the Dow Jones U.S. Pharmaceuticals Index.
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
AMONG MYLAN LABORATORIES INC., THE S & P 500 INDEX
AND THE DOW JONES U.S. PHARMACEUTICALS INDEX

*	$100 invested on 3/31/00 in stock or index, including reinvestment of dividends. Fiscal year ending March 31.

	Cumulative Total Return

	3/00	3/01	3/02	3/03	3/04	3/05

MYLAN LABORATORIES INC.	$100.00	$94.66	$108.42	$159.54	$190.02	$149.11

S & P 500	$100.00	$78.32	$78.51	$59.07	$79.82	$85.16

DOW JONES US PHARMACEUTICALS	$100.00	$115.38	$114.07	$92.81	$98.73	$92.14

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
      The following Report of the Audit Committee of the Board of Directors does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates such information by reference.
      The Audit Committee is currently comprised of three independent directors and operates under a written charter adopted by the Board of Directors in accordance with current rules of the New York Stock Exchange.
      Management is responsible for Mylan’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of Mylan’s consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States), and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.
      In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm regarding Mylan’s audited consolidated financial statements. These discussions covered the quality, as well as the acceptability, of Mylan’s financial reporting practices and the completeness and clarity of the related financial disclosures. Management represented to the Audit Committee that Mylan’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU 380).
      Mylan’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence. Deloitte & Touche LLP, Mylan’s independent registered public accounting firm, stated in the written disclosures that in their judgment they are, in fact, independent. The Audit Committee concurred in that judgment of independence.
      Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Mylan’s Annual Report on Form 10-K for the fiscal year ended March 31, 2005, which was filed with the Securities and Exchange Commission.
      The Audit Committee also considered whether non-audit services provided to Mylan by Deloitte & Touche LLP are compatible with maintaining the independence of Deloitte & Touche LLP. The Audit Committee believes that the provision of those services in fiscal 2005 by Deloitte & Touche LLP is compatible with maintaining its independence.

BY THE AUDIT COMMITTEE:

Douglas J. Leech, C.P.A., Chairman

Laurence S. DeLynn

Rodney L. Piatt, C.P.A.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      Effective as of April 1, 2005, the Company and Coury Investment Advisors, Inc. (“CIAI”), a corporation 100% owned by two brothers of Mr. Coury, the Company’s Vice Chairman and Chief Executive Officer, by mutual agreement, terminated a Consulting and Counseling Agreement between the parties.

Pursuant to such Consulting and Counseling Agreement, CIAI had rendered advisory services during fiscal 2005, for a fee of $25,000 per calendar quarter.
COMMUNICATIONS WITH DIRECTORS
      Shareholders may contact any individual director, the Board of Directors, the non-management directors as a group or any other group or committee of directors, by submitting such communications in writing to the director or directors, at the following address:

c/o Corporate Secretary
Mylan Laboratories Inc.
1500 Corporate Drive
Canonsburg, Pennsylvania 15317

Communications regarding accounting, internal accounting controls or auditing matters may also be reported to the Company’s Board using the above address. All communications received as set forth above will be opened by the office of the Corporate Secretary for the purpose of determining whether the contents represent a message to our directors. Materials that are not in the nature of advertising or promotions of a product or service or patently offensive will be forwarded to the individual director, or to the Board or to each director who is a member of the group or committee to which the envelope is addressed.
2006 SHAREHOLDER PROPOSALS
      If you wish to submit proposals intended to be presented at our 2006 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Exchange Act, your proposal must be received by us at our principal executive offices no later than May 19, 2006 and must otherwise comply with the requirements of Rule 14a-8 in order to be considered for inclusion in the 2006 proxy statement and proxy.
      In order for proposals of shareholders made outside the processes of Rule 14a-8 under the Exchange Act to be considered “timely” for purposes of Rule 14a-4(c) under the Exchange Act, the proposal must be received by us at our principal executive offices not later than June 30, 2006. Additionally, under the Company’s by-laws, shareholder proposals made outside of the processes of Rule 14a-8 under the Exchange Act must be received at our principal executive offices, in accordance with the requirements of the by-laws not later than June 30, 2006; provided, however, that in the event that the 2006 annual meeting is called for a date that is not within 25 days before or after October 28, 2006, notice by shareholders in order to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs. Shareholders are advised to review our by-laws, which contain additional requirements with respect to advance notice of shareholder proposals and director nominations.
OTHER MATTERS
      On the date of this Proxy Statement, the Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the meeting, the proxies solicited hereby will be voted in accordance with the best judgment of the person or persons voting such proxies.
ANNUAL REPORT
      A copy of our Annual Report to Shareholders for the fiscal year ended March 31, 2005 has been mailed to all shareholders entitled to notice of and to vote at the Annual Meeting. Our Annual Report on Form 10-K is not incorporated into this Proxy Statement and shall not be deemed to be solicitation material. A copy of our Annual Report on Form 10-K is available without charge from our Company website at www.mylan.com or upon written request to: Mylan Investor Relations, Mylan Laboratories Inc., 1500 Corporate Drive, Canonsburg, Pennsylvania 15317.
      YOUR VOTE IS IMPORTANT. PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR VOTE OVER THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS SET FORTH IN THE ENCLOSED PROXY CARD.

By order of the Board of Directors,

Roger L. Foster
Senior Vice President, General
Counsel and Corporate Secretary
September 14, 2005
Canonsburg, Pennsylvania

ANNEX A
CHARTER OF THE AUDIT COMMITTEE
Authority:
      The Board of Directors (the “Board”) of Mylan Laboratories Inc. (the “Company”) has established the Audit Committee (the “Committee”) and has adopted this Charter of the Committee (this “Charter”).
      This Charter defines the duties and responsibilities of the Committee and specifies the areas in which the Committee will operate.
Purpose:
      The Committee shall assist the Board in fulfilling its responsibility for oversight of: (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, (4) the performance of the Company’s internal audit function and independent auditors and (5) such other duties as directed by the Board.
Duties and Responsibilities:
      The Committee shall have the following duties and responsibilities:

(a) to exercise its ultimate authority over appointment, compensation, retention, replacement and oversight of the registered public accounting firm engaged (including resolution of any disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review, or attest services for the issuer and the registered public accounting firm shall report directly to the Committee. In exercising this authority, the Committee will (A) discuss and consider the auditor’s written affirmation that the auditor is in fact independent; (B) discuss the nature and conduct of the audit process; (C) receive and review all reports; and (D) provide the independent accountant with full access to the Committee and the Board to enable him to report on any and all appropriate matters;

(b) to approve in advance all auditing services and permitted non-audit services to be performed by the registered public accounting firm. Under no circumstances is the Committee allowed to engage the registered public accounting firm to perform prohibited services as outlined in Securities and Exchange Commission rules;

(c) to establish procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, or auditing matters, including procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

(d) to establish hiring policies, compliant with governing laws and regulations, for employees or former employees of the Company’s registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review, or attest services for the issuer;

(e) to discuss with management and the auditors the quality and adequacy of the Company’s internal controls, including management’s report on internal controls and the independent auditor’s attestation on management’s assertions as required by Securities and Exchange Commission rules;

(f) to establish an internal audit function and provide guidance and oversight to the internal audit function of the Company, including review of the organization, plans and results of such activity;

(g) to maintain free and open communication (including private executive sessions at least annually) with the independent accountants, the internal audit function and the management of the Company. In discharging this oversight role or as it otherwise deems necessary or appropriate, the Committee is empowered to investigate any matter brought to its attention, with full power to retain independent legal, accounting or other advisors for this purpose;

(h) at least annually, to obtain and review a report by the independent auditor, describing the audit firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues, and delineating all relationships between the outside auditor and the Company as required by Independent Standards Board Standard No. 1, and also to present its conclusions with respect to the independent auditor to the full Board.

(i) to further seek to ensure that the outside auditor remains independent by

(1) discussing with the outside auditor its independence, including by regularly engaging the outside auditor in a dialogue regarding any disclosed relationships or services between the Company and management which may impact the objectivity and independence of the outside auditor;

(2) recommending that the Board take appropriate action in response to the outside auditor’s report to satisfy itself of the outside auditor’s independence; and

(3) otherwise discussing with the outside auditor all matters required to be discussed by SAS 61.

(j) to review and update this Charter at least annually and recommend any proposed changes to the Board for approval;

(k) to discuss with management the status of pending litigation, taxation matters and other areas of oversight as may be appropriate;

(l) to assist the Board in its oversight of the Company’s compliance with legal and regulatory requirements;

(m) to review the financial statements with management and the independent auditor, including quarterly reviews. Such reviews should include discussions of significant accounting policies, estimates and judgments, any changes in the Company’s selection and application of accounting principles and major financial and accounting risk exposures and the steps management has taken to control them (including off-balance sheet structures);

(n) to provide at least one written report annually to the Board describing the Committee’s

(1) historical and planned activities for carrying out the Committee’s duties and responsibilities;

(2) appraisal of the financial reporting processes and systems of internal accounting controls;

(3) selection, appointment and engagement of the outside auditor; and

(4) assessment of the adequacy of this Charter;

(o) to make recommendations to the Board as to whether the Company’s audited financial statements should be included in its annual report on Form 10-K on the basis of (A) the Committee’s review of such audited financial statements; (B) its discussion with management regarding such audited financial statements; (C) its discussion with the outside auditor regarding the independence of the outside auditor and the matters required to be discussed under SAS 61; and (D) its review of the outside auditor’s written statement as required by Independent Standards Board Standard No. 1;

(p) to prepare annually a report for enclosure with the proxy statement that reports to the shareholders on such matters as are required under the rules of the Securities and Exchange Commission as in effect from time to time;

(q) to monitor and assure that the lead and concurring partner of the Company’s independent auditor complies with the five-year rotation requirements and the other rotation requirements of the Securities and Exchange Commission;

(r) to evaluate its performance annually and report its findings to the Board; and

(s) to prepare annually a confirmation to the New York Stock Exchange confirming such matters as are required under rules of the New York Stock Exchange as in effect from time to time.
Membership:
      The Board shall elect not less than three (3) of its members to serve as the Committee, one of whom shall be designated by the Board to serve as chairman.
      Each of the members shall be independent, as determined in accordance with the rules of the New York Stock Exchange and the Securities and Exchange Commission as in effect from time to time. In addition, in accordance with the rules of the New York Stock Exchange and the Securities and Exchange Commission as in effect from time to time, at least one member shall have accounting or related financial management expertise to meet the requirements of a financial expert and each other member shall be financially literate and able to read and understand financial statements at the time of their appointment. Committee members shall not simultaneously serve on the audit committees of more than two other public companies.
      Vacancies on the Committee shall be filled by a vote of the Board. The Board may remove a member of the Committee. Any member of the Committee may resign therefrom at any time by delivering a letter of resignation to the chairman of the Board with a copy to the Secretary. Any such resignation shall take effect at the time specified therein, or, if the time when it shall become effective has not been specified therein, then it shall take effect immediately upon its receipt by the chairman of the Board; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.
Committee Resources:
      The Committee shall have the authority to retain such advisors and employ such resources as are necessary to fulfill its mandates under this Charter.
Committee Meeting and Action:
      (a) The Committee, in its entirety, shall meet at least quarterly, or more frequently as circumstances warrant.
      (b) The Committee shall meet with the outside auditor and with management to review the results of the audit of the Company’s annual audited financial statements, including disclosures made in management’s discussion and analysis, prior to the issuance of such annual financial statements to the public; such review will include a discussion of earnings press releases, including pro-forma or adjusted non-GAAP information, and other information or earnings guidance given to analysts and ratings agencies as required by New York Stock Exchange rules.
      (c) The Committee shall meet with the outside auditor and with management to review the Company’s quarterly reports on Form 10-Q prior to their filing with the Securities and Exchange Commission; such review will include a discussion of earnings press releases, including pro-forma or adjusted non-GAAP information, and other information or earnings guidance given to analysts and ratings agencies as required by New York Stock Exchange rules.
      (d) The Committee shall meet at least once annually or upon the request of any Board member in separate sessions, with any member of management, the internal audit function and the outside auditor to discuss any matter brought forth by any of such parties.
      (e) In its meetings with the independent auditor, the Committee shall regularly review with the auditor any audit problems or difficulties encountered in the course of the audit work, as well as management’s response.

Duties and Responsibilities of the Board:
      The Board shall:

(a) elect members to the Committee and conduct oversight of the activities of the Committee;

(b) ensure that adequate resources are available to the Committee for proper discharge of its duties and responsibilities;

(c) provide timely written disclosure to the applicable governing or administrative forums of any determination that the Board has made regarding

(1) the independence of the members of the Committee;

(2) the financial literacy of the members of the Committee;

(3) the accounting or related financial management expertise of the financial expert of the Committee; and

(4) the annual review and reassessment of the adequacy of this Charter as well as an annual self-evaluation.

(d) ensure this Charter is posted on the Company’s Web site as required by the rules of the New York Stock Exchange.
Limitation of Committee’s Role:
      While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES IN ITEM 1 BELOW AND FOR ITEM 2 BELOW.

☒
Please mark
your votes like
this.

1. Elect the following nine directors, each for a term of one year:

☐	FOR all nominees	☐	WITHHOLD AUTHORITY
for all nominees listed below

01	Milan Puskar	04	Neil Dimick	07	Rodney L. Piatt, C.P.A.
02	Robert J. Coury	05	Douglas J. Leech, C.P.A.	08	C.B. Todd
03	Wendy Cameron	06	Joseph C. Maroon, MD	09	Randall L. Vanderveen,
					Ph.D., B.C.P.P., R.Ph.
INSTRUCTION: To withhold authority to vote for one or more individual nominees, mark “FOR ALL NOMINEES” above and write in the name of each nominee with respect to whom you wish to withhold authority to vote in the space provided below.

2.	Ratify appointment of Deloitte & Touche LLP as our independent registered public accounting firm:	FOR ☐	AGAINST ☐	ABSTAIN ☐
To change the address on your account please check the box at right and indicate your new address in the address space on the reverse side. Please note that changes to the registered name(s) on the account may not be submitted via this method.
This proxy is solicited on behalf of the Board of Directors. This proxy, when properly executed, will be voted in the manner directed herein. This proxy will be voted FOR ALL NOMINEES in Item 1 and FOR Item 2 if no choice is specified. The proxies are hereby authorized to vote in their discretion upon such other matters as may properly come before the meeting and any and all adjournments or postponements thereof.
Receipt is hereby acknowledged of the notice of annual meeting and proxy statement of Mylan Laboratories Inc.
Date:                                                                                     , 2005
Signature:
Signature:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Please detach along the perforated line
VOTE BY TELEPHONE OR INTERNET

QUICK	EASY	IMMEDIATE
Your vote over the Internet or by telephone authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY INTERNET:	The Internet address is www.cesvote.com. You will be asked to enter a CONTROL NUMBER, which is located in the lower right-hand corner of this form.

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PROXY – MYLAN LABORATORIES INC.
PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD FRIDAY, OCTOBER 28, 2005
This Proxy is Solicited on Behalf of the Board of Directors of Mylan Laboratories Inc.
     The undersigned hereby appoints MILAN PUSKAR and ROBERT J. COURY, and each with full power to act without the other, as proxies, with full power of substitution, for and in the name of the undersigned to vote and act with respect to all shares of common stock of MYLAN LABORATORIES INC. (“Mylan”) which the undersigned is entitled to vote and act at the Annual Meeting of Shareholders of Mylan to be held Friday, October 28, 2005, and at any and all adjournments or postponements thereof, with all the powers the undersigned would possess if personally present, and particularly, but without limiting the generality of the foregoing:
(Continued and to be signed on the reverse side)
SEE REVERSE SIDE

Address Change (Mark the corresponding box on the reverse side)

Please detach along perforated line and sign, date, and mail in the envelope provided

MYLAN LABORATORIES INC.
Annual Meeting of Shareholders
Friday, October 28, 2005
ADMISSION TICKET
* REQUIRED FOR MEETING ATTENDANCE * PERMITS TWO TO ATTEND *
YOUR VOTE IS IMPORTANT!
You can vote in one of three ways:
MAIL – Sign, date and mail your proxy card in the enclosed envelope as soon as possible.
or
INTERNET – Vote by Internet at our Internet address, www.cesvote.com
or
TELEPHONE — Call toll-free 1-888-693-8683 from any touch-tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.

You may enter your voting instructions at 1-888-693-8683 or www.cesvote.com up until 6:00 AM Eastern Time on Friday, October 28, 2005.